EXHIBIT 21.1

Subsidiaries of Global Indemnity plc as of January 1, 2015

Name	State/Country of Domicile
Global Indemnity Services Ltd.	Ireland
United America Indemnity, Ltd.	Cayman Islands
Global Indemnity (Luxembourg) S.à.r.l.	Luxembourg
Global Indemnity (Gibraltar) Ltd.	Gibraltar
Global Indemnity (Cayman) Ltd.	Cayman Islands
Global Indemnity Reinsurance Company, Ltd.	Bermuda
U.A.I. (Luxembourg) I S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) II S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) III S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) IV S.à.r.l.	Luxembourg
U.A.I. (Luxembourg) Investment S.à r.l.	Luxembourg
Wind River (Luxembourg) S.à r.l.	Luxembourg
U.A.I. (Ireland) Limited	Ireland
Global Indemnity Group, Inc.	Delaware
American Insurance Service, Inc.	Pennsylvania
Global Indemnity Group Services, LLC	Pennsylvania
Collectibles Insurance Services, LLC	Maryland
United National Insurance Company	Pennsylvania
American Reliable Insurance Company Diamond State Insurance Company	Arizona Indiana
United National Specialty Insurance Company	Wisconsin
J.H. Ferguson & Associates, LLC	Illinois
U.S. Insurance Services, Inc. Global Indemnity Insurance Agency, LLC	Florida Pennsylvania
American Insurance Adjustment Agency, Inc.	Pennsylvania
Penn Independent Corporation	Pennsylvania
Penn-America Group, Inc	Pennsylvania
Penn-America Insurance Company	Pennsylvania
Penn-Star Insurance Company	Pennsylvania
Penn-Patriot Insurance Company	Virginia
PIC Holdings, Inc.	Delaware